Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Mark R. Lanning

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, OH 45206

(513) 559-5200

www.frischs.com

investor.relations@frischs.com

Frisch’s Restaurants, Inc. Clarifies Payment of Special Dividend

FOR IMMEDIATE RELEASE

CINCINNATI, Ohio — August 22, 2012 – As previously announced, Frisch’s Restaurants, Inc. (NYSE MKT: FRS) declared a special one-time cash dividend of $9.50 per share payable on September 14, 2012, to shareholders of record on August 31, 2012. This dividend is taxable as an ordinary dividend and not as a return on capital.

For material special dividends, the rules of the New York Stock Exchange require the ex-dividend date to be one business day after the payment date. Accordingly, the ex-dividend date has been set for Monday, September 17, 2012. Shares of the Company’s stock will trade with “due-bills” beginning August 29, 2012 (two business days prior to the record date) through the September 14, 2012 payment date. Shareholders who sell their shares before the payment date will not be entitled to receive the special cash dividend from the Company.

Due-bills obligate sellers (who were shareholders of record on August 31) to deliver the dividend to the buyer. The due-bill obligations are settled customarily between the brokers representing the buyers and sellers of the stock. Frisch’s has no obligations for either the amount of the due-bill or the processing of the due-bill.

About Frisch’s Restaurants, Inc.

Frisch’s is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission.

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